Exhibit 99.1

TELA Bio Reports Third Quarter 2024 Financial Results

Reiterates 2024 Revenue Guidance and Expects Recently Implemented Operational Efficiency Improvements to Reduce Operating Expenses in 2025

MALVERN, PA, November 7, 2024 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the third quarter ended September 30, 2024.

Recent Highlights

•	Reported revenue of $19.0 million in the third quarter, representing growth of 26% over the prior year period;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the third quarter, resulting in a year-over-year growth in unit sales volume for each product of approximately 39% and 44%, respectively;

•	Closed on an underwritten public offering yielding gross proceeds of approximately $46.0 million before deducting underwriting discounts and commissions and other estimated offering expenses;

•	Implemented certain operating efficiency improvements that are expected to reduce operating expenses in 2025 by between $5.0 million to $10.0 million from annualized first half of 2024 operating expenses; and

•	Reiterated full year 2024 revenue guidance of $74.5 million to $76.5 million, representing 27% to 31% year-over-year growth. Impact from IV fluid shortages resulting from recent natural disasters may affect this projection but is currently unpredictable.

“Third quarter revenue of $19 million was the highest in TELA Bio’s history and indicates a healthy demand for our products and a return to normalized growth across the OviTex portfolio following the second quarter’s external market disruptions,” said Antony Koblish, President and CEO of TELA Bio. “Our commercial leadership is prioritizing growth, and we are confident in our ability to demonstrate increased operating leverage going forward. With an additional $43 million in net proceeds following the recent underwritten public offering, and actions already taken to reduce operating expenses for 2025, we believe that we are amply funded to attain profitability with current resources.”

Third Quarter 2024 Financial Results

Revenue was $19.0 million in the third quarter of 2024, an increase of 26% compared to the same period in 2023. The increase was primarily driven by an increase in unit sales of our products due to the addition of new customers and growing international sales. This growth was partially offset by a decrease in average selling prices caused by product mix as the share of smaller-sized units increased with the introduction of robotically compatible OviTex IHR and our increased focus in growing market share in high-volume minimally invasive and robotic procedures.

Gross profit was $12.9 million in the third quarter of 2024, or 68% of revenue, compared to $10.4 million, or 69% of revenue, in the same period in 2023. The decrease in gross margin was primarily due to a higher charge for excess and obsolete inventory as a percentage of revenue.

Operating expenses were $22.2 million in the third quarter of 2024, compared to $20.6 million in the same period in 2023. The increase was due to higher compensation costs, including increased severance costs and additional employee-related expenses, as well as increased travel and consulting.

Loss from operations was $9.4 million in the third quarter of 2024, compared to a loss from operations of $10.2 million in the same period in 2023.

Net loss was $10.4 million in the third quarter of 2024, compared to a net loss of $11.0 million in the same period in 2023.

Cash and cash equivalents on September 30, 2024 totaled $17.3 million.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 7, 2024, to discuss its third quarter 2024 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A live webcast and replay can be accessed via the Events & Presentations page of the investor section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

TELA Bio intends to use the Investor Relations section of its website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor TELA Bio’s website in addition to following its press releases, SEC filings, public conference calls, presentations, and webcasts.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2024 and reduction in operating expenses through the full year 2025. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including any lingering effects of the COVID-19 pandemic and other public health crises, recessionary concerns, banking instability, increasing market interest rates, and inflationary pressures, potentially impacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; the impact of cybersecurity events, external supply chain disruptions, and natural disasters or extreme weather events affecting or disrupting hospital operations and procedural volumes; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures; and total estimated consideration related to the NIVIS transaction. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$17,301	$46,729
Accounts receivable, net of allowances of $230 and $416	11,222	9,737
Inventory	13,600	13,162
Prepaid expenses and other current assets	2,009	2,098
Total current assets	44,132	71,726
Property and equipment, net	2,423	1,984
Intangible assets, net	1,834	2,119
Right-of-use assets	1,796	1,954
Other long-term assets	2,566	—
Restricted cash	265	265
Total assets	$53,016	$78,048

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,479	$1,667
Accrued expenses and other current liabilities	14,379	15,300
Total current liabilities	16,858	16,967
Long-term debt	40,970	40,515
Other long-term liabilities	1,460	1,685
Total liabilities	59,288	59,167

Stockholders’ (deficit) equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 24,717,193 and 24,494,675 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	25	24
Additional paid-in capital	343,076	339,655
Accumulated other comprehensive income	149	91
Accumulated deficit	(349,522)	(320,889)
Total stockholders’ (deficit) equity	(6,272)	18,881
Total liabilities and stockholders’ (deficit) equity	$53,016	$78,048

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue	$18,957	$15,052	$51,651	$41,455
Cost of revenue (excluding amortization of intangible assets)	6,004	4,568	16,099	12,682
Amortization of intangible assets	95	95	285	285
Gross profit	12,858	10,389	35,267	28,488
Operating expenses:
Sales and marketing	16,472	14,474	50,691	42,517
General and administrative	3,683	3,728	11,133	10,834
Research and development	2,068	2,368	6,784	6,934
Total operating expenses	22,223	20,570	68,608	60,285
Other operating income:
Gain on sale of product line	—	—	7,580	—
Loss from operations	(9,365)	(10,181)	(25,761)	(31,797)
Other expense:
Interest expense	(1,344)	(1,334)	(4,007)	(3,878)
Other income	337	558	1,135	1,901
Total other expense, net	(1,007)	(776)	(2,872)	(1,977)
Net loss	$(10,372)	$(10,957)	$(28,633)	$(33,774)
Net loss per common share, basic and diluted	$(0.42)	$(0.45)	$(1.16)	$(1.51)
Weighted average common shares outstanding, basic and diluted	24,703,578	24,483,664	24,648,933	22,322,256
Comprehensive loss:
Net loss	$(10,372)	$(10,957)	$(28,633)	$(33,774)
Foreign currency translation adjustment	51	51	58	(15)
Comprehensive loss	$(10,321)	$(10,906)	$(28,575)	$(33,789)